Exhibit 99.5

CINERGY CORP.

BUSINESS SEGMENT SUMMARY INFORMATION

For the Year to Date September 30

(unaudited)

(dollars in thousands, except per share amounts)

	2004	2003
Commercial Businesses

Net Income	$117,637	$213,641

Earnings Per Share - diluted	$0.64	$1.20

Electricity Trading Volumes (MWhs)	136,367,693	114,391,424
Physical and Financial Gas Trading Volumes (Bcf/d)	50.8	55.4

Regulated Businesses

Net Income	$176,786	$162,988

Earnings Per Share - diluted	$0.97	$0.92

Electric Retail MWh Sales and Transportation	40,109,527	38,988,117
Gas Retail Mcf Sales and Transportation	64,817,735	67,969,125
Electric Customers (End of Period)	1,547,420	1,538,134
Gas Customers (End of Period)	501,361	502,557

Power Technology & Infrastructure Services

Net Income	$(39,981)	$(13,910)

Earnings Per Share - diluted	$(0.22)	$(0.08)